Exhibit 4.2

nLIGHT, INC.

SEVENTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

April 28, 2017

i

nLIGHT, INC.

SEVENTH AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Seventh Amended and Restated Investors’ Rights Agreement (the “Agreement”) is made as of the 28th day of April, 2017, by and among nLight, Inc., a Delaware corporation (the “Company”), PacWest Bancorp (“PacWest”), Multiplier Growth Partners SPV I, LP (“Multiplier”, and together with PacWest, the “Lenders”), nLight Holdings, LLC, a Washington limited liability corporation (“nLight Holdings”), the holders of Series C Preferred Stock of the Company listed on Exhibit A hereto (the “Series C Investors”), the holders of Series D Preferred Stock of the Company listed on Exhibit B hereto (the “Series D Investors”), the holders of Series E Preferred Stock of the Company listed on Exhibit C hereto (the “Series E Investors”), the holders of Series F Preferred Stock of the Company listed on Exhibit D hereto (the “Series F Investors”) and the holders of Series G Preferred Stock of the Company listed on Exhibit E hereto (the “Series G Investors”) (the Series C Investors,  the Series D Investors, the Series E Investors, the Series F Investors and the Series G Investors, each, an “Investor” and collectively, the “Investors”), and Scott Keeney, Jason Farmer and Mark DeVito, each of whom is herein referred to as a “Founder.” The Company, the Investors, the Lenders, nLight Holdings and the Founders are individually each referred to herein as a “Party” and are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS: The Company, certain of the Investors, the Lenders, nLight Holdings and the Founders (among others) (the “Existing Parties”) are parties to the Sixth Amended and Restated Investors’ Rights Agreement, as amended, dated as of November 13, 2014 (as amended, the “Prior Rights Agreement”), providing to the Existing Parties certain registration and other rights as set forth therein.

WHEREAS: Concurrently herewith the Series G Investors and the Company are entering into a Series G Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith, providing for, among other things, the purchase and sale of shares of Series G Preferred Stock of the Company (the “Series G Preferred”).

WHEREAS: In order to induce the Series G Investors to purchase shares of Series G Preferred and enter into the Purchase Agreement, the Company and the Existing Parties desire to grant to the Series G Investors certain registration, information and other rights set forth herein.

WHEREAS: The consent of the Company and the holders of a majority of the outstanding Registrable Securities (as such term is defined in the Prior Rights Agreement) now wish to amend and restate the Prior Rights Agreement.

AGREEMENT

NOW THEREFORE: In consideration of the mutual promises and covenants contained herein, the Company and the Existing Parties hereby amend the registration and other rights set forth in the Prior Rights Agreement by superseding and replacing such rights in their entirety with the rights set forth in this Agreement, and the parties hereto further agree as follows:

1.                                      Registration Rights.  The Parties covenant and agree as follows:

1.1                               Definitions.  For purposes of this Section 1:

(a)         The term “Affiliate” means, with respect to any specified person, any other person who, directly or indirectly, controls, is controlled by, or is under common control with such person, including without limitation any affiliated fund, parent entity, subsidiary, general or limited partner, managing member, officer or director of such person or any venture capital fund now or hereafter existing that is controlled by one or more general or limited partners or managing members of, or shares the same management company with, such person; provided, however, that (i) each Wellington Investor shall be deemed to be an  “Affiliate” of each other Wellington Investor, and (ii) an entity that is an “Affiliate” of a Wellington Investor shall not be deemed to be an “Affiliate” of any other Wellington Investor unless such entity is a Wellington Investor (and, for the avoidance of doubt, an “Affiliate” of such entity shall not be deemed an “Affiliate” of any Wellington Investor solely by virtue of being an “Affiliate” of such entity).

(b)         The term “Exchange Common” means the shares of Common Stock issued upon conversion of the Company’s Series B Preferred Stock issued pursuant to the Series B Preferred Stock Purchase Agreement dated as of January 18, 2001 and the Company’s Series C Preferred Stock issued pursuant to the Series C Preferred Stock Purchase Agreement dated as of January 23, 2004.

(c)          The term “Form S-3” means such form under the Securities Act as in effect on the date hereof or any successor form under the Securities Act that permits significant incorporation by reference of the Company’s subsequent public filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(d)         The term “Holder” means any person owning or having the right to acquire Registrable Securities or any assignee thereof in accordance with Section 1.15 of this Agreement.

(e)          The term “Lender Warrants” means the warrants held by the Lenders.

(f)           The term “Preferred Stock” shall mean, collectively, (i) the Company’s Preferred Stock issued upon exercise of the Lender Warrants (the “Lender Warrant Stock”), (ii) the Company’s Series C Preferred Stock issued pursuant to the Series C Preferred Stock Purchase Agreement dated as of January 23, 2004, (iii) the Company’s Series D Preferred Stock issued pursuant to the Series D Purchase Agreements dated as of March 7, 2007, and January 23, 2009, (iv) the Company’s Series E Preferred Stock issued pursuant to the Series E Preferred Stock Purchase Agreement dated as of February 25, 2011, (v) the Company’s Series F Preferred issued pursuant to the Series F Preferred Stock Purchase Agreement dated as of

November 13, 2014, as amended and (vi) the Company’s Series G Preferred issued pursuant to the Purchase Agreement.

(g)          The term “Qualified IPO” means a firm commitment underwritten public offering by the Company of shares of its Common Stock pursuant to a registration statement on Form S-1 under the Securities Act, the public offering price of which is not less than $1.437 per share (appropriately adjusted for any stock split, dividend, combination or other recapitalization occurring after the date hereof) and which results in aggregate cash proceeds to the Company of at least $50,000,000 (net of underwriting discounts and commissions).

(h)         The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and the declaration or ordering of effectiveness of such registration statement or document.

(i)             The term “Registrable Securities” means (i) 150,000 (adjusted for any stock dividend, split, combination, reclassification or recapitalization occurring after the date hereof) shares of Common Stock held by nLight Holdings (“nLight Holdings’ Stock”), other than shares for which registration rights have terminated pursuant to Section 1.18 hereof, (ii) the shares of Common Stock issuable or issued upon conversion of the Preferred Stock, including those shares of Common Stock issuable upon exercise of the Lender Warrants, but other than shares for which registration rights have terminated pursuant to Section 1.18 hereof, (iii) 2,344,416 (adjusted for any stock dividend, split, combination, reclassification or recapitalization occurring after the date hereof) shares of Common Stock held by the Founders (the “Founders’ Stock”), and (iv) the Exchange Common and any other shares of Common Stock of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, the shares described in (i), (ii) and (iii); provided, however, that for purposes of Sections 1.5, 1.7, 1.15 and 1.16, the Founders’ Stock and any shares described in (iv) above attributable to the Founders’ Stock shall not be Registrable Securities and the Founders and their assignees and other successors with respect to such shares shall not be Holders on account of such shares; provided, further, that for purposes of Sections 1.5 and 1.16, the Lender Warrant Stock shall not be Registrable Securities and the Lenders and its assignees and other successors with respect to such shares shall not be Holders on account of such shares; provided, further, that the foregoing definition shall exclude in all cases any Registrable Securities sold by a person in a transaction in which his or her rights under this Agreement are not assigned.  Notwithstanding the foregoing, Common Stock or other securities shall only be treated as Registrable Securities if and so long as they have not been (A) sold to or through a broker or dealer or underwriter in a public distribution or a public securities transaction, (B) sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act under Section 4(a)(1) thereof so that all transfer restrictions, and restrictive legends with respect thereto, if any, are removed upon the consummation of such sale, or (C) securities that would otherwise be Registrable Securities held by a Holder who is then permitted to sell such securities within any three (3) month period pursuant to Rule 144 promulgated under the Securities Act (“Rule 144”).

(j)            The number of shares of “Registrable Securities then outstanding” shall be determined by the number of shares of Common Stock outstanding which are, and the number of shares of Common Stock which are issuable pursuant to then exercisable or convertible securities and which are, Registrable Securities.

(k)         The term “Restricted Securities” shall mean the securities of the Company required to bear the legend set forth in Section 1.3 hereof (or any similar legend).

(l)             The term “SEC” means the Securities and Exchange Commission.

(m)     The term “Wellington” means Wellington Management Company LLP and any successor or affiliated investment advisor or subadvisor thereof to the Wellington Investors.

(n)         The term “Wellington Investors” means Investors, or permitted transferees of Registrable Securities held by Wellington Investors, that are advisory or subadvisory clients of Wellington.  For the sake of clarity, as of the date hereof, the sole Wellington Investor is Hadley Harbor Master Investors (Cayman) L.P.

1.2                               Restrictions on Transferability.

(a)         The Restricted Securities shall not be transferable except upon the conditions specified in this Agreement.  Notwithstanding Section 1.4 below, until the Company’s Qualified IPO, the Restricted Securities shall not, without the prior written consent of the Company, be transferred to any entity (or any Affiliate thereof) engaged in the business of manufacturing, developing, marketing or selling lasers or any other electro-optical devices based upon semiconductor laser technology (a “Competitor”), and any such attempted transfer shall be void ab initio.  Each holder of Restricted Securities will cause any proposed transferee of the Restricted Securities held by such holder to agree to take and hold such Restricted Securities subject to the provisions and upon the conditions specified in this Agreement.

(b)                                 Each of the Lenders, the Investors and the Founders that is a Covered Person (as defined in Section 2.3(e)), agrees (i) not to make any sale, assignment, transfer, pledge or other disposition of any securities of the Company, or any beneficial interest therein, to any person other than the Company unless and until the proposed transferee confirms to the reasonable satisfaction of the Company that neither the proposed transferee nor any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members nor any person that would be deemed a beneficial owner of those securities (in accordance with Rule 506(d) of the Securities Act) is subject to any Bad Actor Disqualification, except as set forth in Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act and disclosed, reasonably in advance of the transfer, in writing in reasonable detail to the Company and (ii) to promptly notify each other Party to this Agreement in writing if it or, to its knowledge, any person specified in Rule 506(d)(1) under the Securities Act becomes subject to any Bad Actor Disqualification.  As used herein, “Bad Actor Disqualification” means any “bad actor” disqualification described in Rule 506(d)(1)(i) through (viii) under the Securities Act.

1.3                               Restrictive Legend.  Each certificate representing (a) nLight Holdings’ Stock, (b) the Founders’ Stock, (c) the Preferred Stock, (d) the Lender Warrant Stock, (e) shares of the Company’s Common Stock issued upon conversion of the Preferred Stock, and (f) any other securities issued in respect of the shares described in (a), (b), (c) and (d)  upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event, shall (unless otherwise permitted by the provisions of Section 1.4 below) be stamped or otherwise imprinted with a legend in substantially the following form (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”).  THESE SECURITIES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE SECURITIES ACT.  COPIES OF THE AGREEMENT COVERING THE PURCHASE OF THESE SECURITIES AND RESTRICTING THEIR TRANSFER MAY BE OBTAINED AT NO COST BY WRITTEN REQUEST MADE BY THE HOLDER OF RECORD OF THIS CERTIFICATE TO THE SECRETARY OF THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

Each Party and Holder consents to the Company making a notation on its records and giving instructions to any transfer agent of the Preferred Stock or the Common Stock in order to implement the restrictions on transfer established in this Agreement.

1.4                               Notice of Proposed Transfers.  The holder of each certificate representing Restricted Securities by acceptance thereof agrees to comply in all respects with the provisions of this Section.  Prior to any proposed transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transfer, the holder thereof shall give written notice to the Company of such holder’s intention to effect such transfer.  Each such notice shall describe the manner and circumstances of the proposed transfer in sufficient detail, and shall, if the Company so requests, be accompanied by either (a) a written opinion of legal counsel, who shall be reasonably satisfactory to the Company, addressed to the Company and reasonably satisfactory in form and substance to the Company’s counsel, to the effect that the proposed transfer of the Restricted Securities may be effected without registration under the Securities Act, or (b) a “No Action” letter from the SEC to the effect that the transfer of such securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto, whereupon the holder of such Restricted Securities shall be entitled to transfer such Restricted Securities in accordance with the terms of the notice delivered by the holder to the Company; provided, however, that no opinion or No Action letter need be obtained with respect to a transfer to (i) any Affiliate of a holder of Restricted Securities, (ii) the estate of any partner of a holder of Restricted Securities, or (iii) the spouse, children, grandchildren or spouse of such children or grandchildren of any holder of Restricted Securities or to trusts for the benefit of any holder of Restricted Securities or such persons, provided that in each such case the transferee agrees in writing to be subject to the terms hereof.  Each certificate evidencing the Restricted Securities transferred as provided above shall bear the appropriate restrictive legends described above, except that such certificate shall not bear any such restrictive legend if in the opinion of counsel for the Company such legend is not required.

1.5                               Request for Registration.

(a)         If the Company shall receive at any time after the earlier of (i) April 28, 2020, or (ii) six (6) months after the effective date of the initial public offering of securities of the Company pursuant to an effective registration statement (other than a registration statement relating either to the sale of securities to employees of the Company pursuant to a stock option, stock purchase or similar plan or an SEC Rule 145 transaction), a written request from the Holders of thirty percent (30%) of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities with an anticipated aggregate offering price, net of underwriting discounts and commissions in excess of $15,000,000, then the Company shall, within fifteen (15) days of the receipt thereof, give written notice of such request to all Holders and shall, subject to the limitations of subsection 1.5(b), use its best efforts to effect as soon as practicable, and in any event within 60 days of the receipt of such request, the registration under the Securities Act of all Registrable Securities which the Holders request to be registered within fifteen (15) days of the mailing of such notice by the Company in accordance with Section 3.4.

(b)         If the Holders initiating the registration request hereunder (“Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 1.5 and the Company shall include such information in the written notice referred to in subsection 1.5(a).  The underwriter will be selected by the Company and shall be reasonably acceptable to a majority in interest of the Initiating Holders.  In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein.  All Holders proposing to distribute their securities through such underwriting shall (together with the Company as provided in subsection 1.8(e)) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting.  Notwithstanding any other provision of this Section 1.5, if the underwriter advises the Initiating Holders and the Company in writing that marketing factors require a limitation of the number of shares to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be underwritten pursuant hereto, and the number of shares of Registrable Securities that may be included in the underwriting shall be allocated among all Holders thereof, including the Initiating Holders, in proportion (as nearly as practicable) to the amount of Registrable Securities of the Company owned by each Holder; provided, however, that the number of shares of Registrable Securities to be included in such underwriting shall not be reduced unless all other securities are first entirely excluded from the underwriting.  If the underwriter has not limited the number of Registrable Securities to be underwritten and has indicated to the Holders that marketing factors would permit the inclusion of additional securities without an adverse effect on the offering, the Company may include securities for its own account or for the account of others in such registration if the underwriter so agrees and if the number of

Registrable Securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

(c)          Notwithstanding the foregoing, if the Company shall furnish to Holders requesting a registration statement pursuant to this Section 1.5, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, the Company shall have the right to defer such filing for a period of not more than one-hundred twenty (120) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve-month period.

(d)         In addition, the Company shall not be obligated to effect, or to take any action to effect, any registration pursuant to this Section 1.5:

(i)             After the Company has effected two (2) registrations pursuant to this Section 1.5 and such registrations have been declared or ordered effective;

(ii)          During the period starting with the date sixty (60) days prior to the Company’s good faith estimate of the date of filing of, and ending on a date one hundred eighty (180) days after the effective date of, a registration subject to Section 1.6 hereof; provided that the Company is actively employing in good faith all reasonable efforts to cause such registration statement to become effective; or

(iii)       If the Initiating Holders propose to dispose of shares of Registrable Securities that may be immediately registered on Form S-3 pursuant to a request made pursuant to Section 1.7 below.

1.6                               Company Registration.  If (but without any obligation to do so) the Company proposes to register (including for this purpose a registration effected by the Company for stockholders other than the Holders) any of its shares under the Securities Act in connection with the public offering of such securities solely for cash (other than a registration relating solely to the sale of securities to participants in a Company stock plan or a transaction covered by Rule 145 under the Securities Act, a registration in which the only stock being registered is Common Stock issuable upon conversion of debt securities which are also being registered, or any registration on any form which does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities), the Company shall, at such time, promptly give each Holder written notice of such registration.  Upon the written request of each Holder given within twenty (20) days after mailing of such notice by the Company in accordance with Section 3.4, the Company shall, subject to the provisions of Section 1.11, cause to be registered under the Securities Act all of the Registrable Securities that each such Holder has requested to be registered.  The Company shall have the right to terminate or withdraw any registration initiated by it pursuant to this Section 1.6 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration.

1.7                               Form S-3 Registration.  In case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form S-3 (which request shall state the number of shares of Registrable Securities to be disposed of) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

(a)         promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

(b)         as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance, pursuant to this Section 1.7:  (i) if Form S-3 is not available for such offering by the Holders; (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public (net of any underwriters’ discounts or commissions) of less than $1,000,000; (iii) if the Company shall furnish to the Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 1.7; provided, however, that the Company shall not utilize this right more than once in any twelve month period; (iv) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 1.7; (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance; (vi) during the period ending one hundred eighty (180) days after the effective date of a registration statement that was subject to Section 1.6; or (vii) during the period ending one hundred eighty (180) days after the effective date of the most recent registration pursuant to a request under Section 1.5.  The Company shall not be required to maintain and keep any such registration on Form S-3 effective after the earlier to occur of (x) one hundred twenty (120) days from the date of effectiveness of such registration statement, or (y) such date as the disposition of the Registrable Securities subject to such registration has been completed.

(c)          Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders.  Registrations effected pursuant to this Section 1.7 shall not be counted as demands for registration or registrations effected pursuant to Sections 1.5 or 1.6, respectively.

1.8                               Obligations of the Company.  Whenever required under this Section 1 to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

(a)         Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective until the earlier to occur of one hundred twenty (120) days after the effective date of such registration statement or until the distribution contemplated in the registration statement has been completed.

(b)         Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement in accordance with Section 1.8(a) above.

(c)          Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them.

(d)         Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)          In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter of such offering.  Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)           Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue until the earlier to occur of one hundred twenty (120) days after the effective date of such registration statement or until the distribution contemplated in the registration statement has been completed.  The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)          Cause all such Registrable Securities registered hereunder to be listed on each securities exchange, or included in the Nasdaq Stock Market or similar quotation system, on which similar securities issued by the Company are then listed.

(h)         Provide a transfer agent and registrar for all Registrable Securities registered pursuant hereunder and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(i)             Use its best efforts to furnish, at the request of any Holder requesting registration of Registrable Securities pursuant to this Section 1, on the date that such Registrable Securities are delivered to the underwriters for sale in connection with a registration pursuant to this Section 1, if such securities are being sold through underwriters, (i) an opinion, dated such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters requesting registration of Registrable Securities and (ii) a letter dated such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

1.9                               Furnish Information.  It shall be a condition precedent to the obligations of the Company to take any action pursuant to this Section 1 with respect to the Registrable Securities of any selling Holder that such Holder shall furnish to the Company such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of such Holder’s Registrable Securities.  The Company shall have no obligation with respect to any registration requested pursuant to Section 1.5 or Section 1.7 of this Agreement if, as a result of the application of the preceding sentence, the number of shares or the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the number of shares or the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in subsection 1.5(a) or subsection 1.7(b)(ii), whichever is applicable.

1.10                        Expenses of Registration.

(a)         Demand Registration.  All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications pursuant to Section 1.5, including (without limitation) all registration, filing and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company; provided, however, that the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 1.5 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities agree to forfeit their right to one demand registration pursuant to Section 1.5; provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company from that known to the Holders at the time of their request and have withdrawn the request with reasonable promptness following disclosure by the Company of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their rights pursuant to Section 1.5.

(b)         Company Registration.  All expenses other than underwriting discounts and commissions incurred in connection with registrations, filings or qualifications of Registrable Securities pursuant to Section 1.6 for each Holder (which right may be assigned as provided in Section 1.15), including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.

(c)          Registration on Form S-3.  All expenses other than underwriting discounts and commissions incurred in connection with a registration requested pursuant to Section 1.7, including (without limitation) all registration, filing, and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holder or Holders selected by them with the approval of the Company, which approval shall not be unreasonably withheld, shall be borne by the Company.

1.11                        Underwriting Requirements.  In connection with any offering involving an underwriting of shares of the Company’s capital stock, the Company shall not be required under Section 1.6 or Section 1.7 to include any of the Holders’ securities in such underwriting unless they accept the terms of the underwriting as agreed upon between the Company and the underwriters selected by it (or by other persons entitled to select the underwriters), and then only in such quantity as the underwriters determine in their sole discretion will not jeopardize the success of the offering by the Company.  If the total amount of securities, including Registrable Securities, requested by stockholders to be included in such offering exceeds the amount of securities sold other than by the Company that the underwriters determine in their sole discretion is compatible with the success of the offering, then the Company shall be required to include in the offering only that number of such securities, including Registrable Securities, which the underwriters determine in their sole discretion will not jeopardize the success of the offering (the securities so included to be apportioned pro rata among the selling stockholders according to the total amount of securities entitled to be included therein owned by each selling stockholder or in such other proportions as shall mutually be agreed to by such selling stockholders) but in no event shall (a) the amount of securities of the selling Holders included in the offering be reduced below twenty percent (20%) of the total amount of securities included in such offering, unless such offering is the initial public offering of the Company’s securities, in which case, the selling stockholders may be excluded if the underwriters make the determination described above and no other stockholder’s securities are included or (b) any securities held by a Founder be included if any securities held by any selling Holder are excluded.  For purposes of the preceding parenthetical concerning apportionment, for any selling stockholder that is a holder of Registrable Securities and which is a partnership or corporation, the partners, retired partners and stockholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling stockholder,” and any pro-rata reduction with respect to such “selling stockholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling stockholder,” as defined in this sentence.

1.12                        Delay of Registration.  No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 1.

1.13                        Indemnification.  In the event any Registrable Securities are included in a registration statement under this Section 1:

(a)         To the extent permitted by law, the Company will indemnify and hold harmless each Holder, any underwriter (as defined in the Securities Act) for such Holder, each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act and its legal counsel and independent accountants, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):  (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any state securities law or any Rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law; and the Company will pay to each such Holder, underwriter or controlling person, as incurred, any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.13(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability, or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable to any Holder, underwriter or controlling person for any such loss, claim, damage, liability, or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Holder or underwriter, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus

(as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b)         To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, its legal counsel and independent accountants, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any other Holder selling securities in such registration statement and any controlling person of any such underwriter or other Holder, against any losses, claims, damages, or liabilities (joint or several) to which any of the foregoing persons may become subject, under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder under an instrument duly executed by such Holder and stated to be expressly for use in connection with such registration; and each such Holder will pay, as incurred, any legal or other expenses reasonably incurred by any person intended to be indemnified pursuant to this subsection 1.13(b), in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this subsection 1.13(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this subsection 1.13(b) exceed the proceeds, net of underwriting discounts and commissions but not expenses, from the offering received by such Holder; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any other Holder or underwriter, or any person controlling such Holder or underwriter, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Company shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Holder or underwriter to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(c)          Promptly after receipt by an indemnified party under this Section 1.13 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 1.13, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.13, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 1.13.

(d)         If the indemnification provided for in this Section 1.13 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to therein, then the indemnifying party, in lieu of indemnifying such indemnified party hereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such loss, liability, claim, damage, or expense in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations; provided, that in no event shall any contribution by a Holder under this Subsection 1.13(d) exceed the proceeds, net of underwriting discounts and commissions but not expenses, from the offering received by such Holder.  The relative fault of the indemnifying party and of the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e)          Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

(f)           The obligations of the Company and Holders under this Section 1.13 shall survive the completion of any offering of Registrable Securities in a registration statement under this Section 1, and otherwise.

1.14                        Reports Under Securities Exchange Act of 1934.  With a view to making available to the Holders the benefits of Rule 144 and any other Rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

(a)         make and keep public information available, as those terms are understood and defined in Rule 144, at all times after ninety (90) days after the effective date of the first registration statement filed by the Company for the offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b)         take such action, including the voluntary registration of its Common Stock under Section 12 of the Exchange Act, as is necessary to enable the Holders to utilize Form S-3 for the sale of their Registrable Securities, such action to be taken as soon as practicable after the end of the fiscal year in which the first registration statement filed by the Company for the offering of its securities to the general public is declared effective;

(c)          file with the SEC in a timely manner all reports and other documents required of the Company under the Exchange Act; and

(d)         furnish to any Holder, so long as the Holder owns any Registrable Securities, forthwith upon request (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company and such other reports and documents so filed by the Company, and (iii) such other information as may be reasonably requested in availing any Holder of any Rule or regulation of the SEC which permits the selling of any such securities without registration or pursuant to such form.

1.15                        Assignment of Registration Rights.  Subject to Section 1.2 hereof, the rights to cause the Company to register Registrable Securities pursuant to this Section 1 may be assigned (but only with all related obligations) by a Holder to (a) a transferee or assignee of the lesser of (i) 700,000 (adjusted for any stock dividend, split, combination, reclassification or recapitalization occurring after the date hereof) Registrable Securities held by such Holder and (ii) all of the Registrable Securities held by such Holder, or (b) any Affiliate of such Holder, provided the Company is, prior to such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned; and provided, further, that such assignment shall be effective only if (i) immediately following such transfer the further disposition of such securities by the transferee or assignee is restricted under the Securities Act and (ii) any proposed transferee or assignee of such right agrees in writing to be bound by and subject to the terms and conditions of this Agreement, including, without limitation, the provisions of Section 1.17 hereof.  For the purposes of determining the number of shares of Registrable Securities held by a transferee or assignee, the holdings of transferees and assignees of a partnership who are partners or retired partners of such partnership (including spouses and ancestors, lineal descendants and siblings of such partners or spouses who acquire Registrable Securities by gift, will or intestate succession) shall be aggregated together and with the partnership; provided that all assignees and transferees who would not qualify individually for assignment of registration rights shall have a single attorney-in-fact for the purpose of exercising any rights, receiving notices or taking any action under Section 1.

1.16                        Limitations on Subsequent Registration Rights.  From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the outstanding Registrable Securities, enter into any agreement with any holder or prospective holder of any securities of the Company which would allow such holder or prospective holder (a) to include such securities in any registration filed under Section 1.5 hereof, unless under the terms of such agreement, such holder or prospective holder may include such securities in any such registration only to the extent that the inclusion of its securities will not reduce the amount of the Registrable Securities of the Holders which is included or (b) to make a demand registration which could result in such registration statement being declared effective prior to the earlier of either of the dates set forth in subsection 1.5(a) or within one hundred eighty (180) days of the effective date of any registration effected pursuant to Section 1.5.

1.17                        Lock-Up Agreement.

(a)         Lock-Up Period; Agreement.  Each Holder hereby agrees that, if requested by the Company and an underwriter of Common Stock (or other securities) of the Company, such Holder shall not sell or otherwise transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale, of any Common Stock (or other securities) of the Company held by such Holder (other than those included in the registration, those acquired in the Company’s Qualified IPO and those acquired on the open market following the effectiveness of such registration) during the one hundred eighty (180) day period following the effective date of the Company’s Qualified IPO.  Each Holder further agrees to execute a market standoff agreement with said underwriters in customary form consistent with the provisions of this Section 1.17.  The underwriters in connection with the Company’s Qualified IPO are intended third party beneficiaries of this Section 1.17 and shall have the right, power and authority to enforce the provisions hereof as if they were a party hereto.  Any discretionary waiver or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements pro rata based on the number of shares subject to such agreements.

(b)         Limitations.  The obligations described in Section 1.17(a) shall apply only if all officers and directors of the Company, all two percent (2%) securityholders, and all other persons with registration rights (whether or not pursuant to this Agreement) enter into similar agreements, and shall not apply to a registration relating solely to employee benefit plans, or to a registration relating solely to a transaction pursuant to Rule 145 under the Securities Act.

(c)          Stop-Transfer Instructions.  In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 1.17(a)).

(d)         Transferees Bound.  Each Holder agrees that prior to the Qualified IPO it will not transfer securities of the Company unless each transferee agrees in writing to be bound by all of the provisions of this Section 1.17, provided that this Section 1.17(d) shall not apply to transfers pursuant to a registration statement or transfers after the twelve (12) month anniversary of the effective date of the Qualified IPO.

1.18                        Termination of Registration Rights.  No Holder shall be entitled to exercise any right provided for in this Section 1 after the earlier of (i) five (5) years following the consummation of the firm commitment underwritten public offering by the Company of shares of its Common Stock pursuant to a registration statement on Form S-1 under the Securities Act  (the “Initial Public Offering”), and (ii) as to any Holder, such earlier time after the Initial Public Offering at which such Holder holds one percent (1%) or less of the Company’s outstanding Common Stock and all Registrable Securities held by such Holder (together with any Affiliate of the Holder with whom such Holder must aggregate its sales under Rule 144) can be sold immediately without registration in compliance with Rule 144.

2.                                      Covenants of the Company.

2.1                               Delivery of Financial Statements.

(a)         The Company shall deliver to each Investor holding at least 700,000 shares (appropriately adjusted for any stock split, dividend, combination or other recapitalization after the date hereof) of Preferred Stock (each, a “Major Investor”):

(i)             as soon as practicable, but in any event within one hundred eighty (180) days after the end of each fiscal year of the Company, an income statement for such fiscal year, a balance sheet of the Company and statement of stockholder’s equity as of the end of such year, and a statement of cash flows for such year, such year-end financial reports to be in reasonable detail, prepared in accordance with generally accepted accounting principles (“GAAP”), and audited and certified by an independent public accounting firm of nationally recognized standing selected by the Company and approved by the Board of Directors of the Company;

(ii)          as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, an unaudited profit or loss statement, an unaudited statement of cash flows for such fiscal quarter and an unaudited balance sheet as of the end of such fiscal quarter, compared against the budget for such year and against the financial statements for such quarter of the immediately preceding year;

(iii)       as soon as practicable, but in any event not later than forty-five (45) days after the beginning of each fiscal year, a budget and business plan for that fiscal year, prepared on a quarterly basis, and, as soon as prepared and approved by the Board of Directors, any other budgets or revised budgets prepared by the Company; and

(iv)      as soon as practicable, but in any event within forty-five (45) days after the end of each quarter of each fiscal year of the Company, a detailed capitalization table, reflecting the then-current capitalization of the Company.

2.2                               Inspection.  The Company shall permit each Major Investor, at such Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by the Investor; provided, however, that the Company shall not be obligated pursuant to this Section 2.2 to provide access to any information which it reasonably considers to be a trade secret or similar confidential information; provided, further, that this right of inspection shall not extend to a Competitor.

2.3                               Right of First Offer.  Subject to the terms and conditions specified in this Section 2.3, the Company hereby grants to each Major Investor a right of first offer with respect to future sales by the Company of its Shares (as hereinafter defined).  For purposes of this Section 2.3, Major Investor includes any Affiliates of a Major Investor.  A Major Investor who

chooses to exercise the right of first offer may designate as purchasers under such right itself or its Affiliates in such proportions as it deems appropriate.

Each time the Company proposes to offer any shares of, or securities convertible into or exercisable for any shares of, any class of its capital stock (“Shares”), the Company shall first make an offering of such Shares to each Major Investor in accordance with the following provisions:

(a)         The Company shall deliver written notice (“Notice”) to the Major Investors stating (i) its bona fide intention to offer such Shares, (ii) the number of such Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Shares.

(b)         Within 10 calendar days after delivery of the Notice, the Major Investor may elect to purchase or obtain, at the price and on the terms specified in the Notice, up to that portion of such Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Major Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities).  Such purchase shall be completed at the same closing as that of any third party purchasers or at an additional closing thereunder.  The Company shall promptly, in writing, inform each Major Investor that purchases all the shares available to it (each, a “Fully-Exercising Investor”) of any other Major Investor’s failure to do likewise.  During the ten (10)-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Shares for which Major Investors were entitled to subscribe but which were not subscribed for by the Major Investors that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by all Fully-Exercising Investors (assuming full conversion and exercise of all convertible or exercisable securities).

(c)          The Company may, during the 60-day period following the expiration of the period provided in subsection 2.3(b) hereof, offer the remaining unsubscribed portion of the Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than those specified in the Notice.  If the Company does not enter into an agreement for the sale of the Shares within such period, or if such agreement is not consummated within 60 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Shares shall not be offered unless first reoffered to the Major Investors in accordance herewith.

(d)         The right of first offer in this paragraph 2.3 shall not be applicable (i) to the issuance or sale of Common Stock (or options therefor) to employees, consultants and directors, pursuant to plans or agreements approved by the Board of Directors for the primary purpose of soliciting or retaining their services, (ii) to or after consummation of a Qualified IPO, (iii) to the issuance of securities pursuant to the conversion or exercise of convertible or exercisable securities, (iv) to the issuance of securities in connection with a bona fide business acquisition of or by the Company, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise, (v) to the issuance or sale of shares of Series G Preferred on or after the date hereof pursuant to the Purchase Agreement, (vi) to the issuance of securities to financial institutions or lessors in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions approved by the Board of Directors, (vii) to any issuances of securities in connection with strategic transactions involving the Company and other entities, including, but not limited to (1) joint ventures, manufacturing, marketing or distribution arrangements or (2) technology transfer or development arrangements; provided that such strategic transactions, and the issuance of securities therein, have been approved by the Company’s Board of Directors and that such issuances are for other than primarily equity financing purposes, or (viii) the issuance of securities in connection with any stock split, stock dividend or recapitalization by the Company.  In addition to the foregoing, the right of first offer in this Section 2.3 shall not be applicable with respect to any Major Investor and any subsequent securities issuance, if (i) at the time of such subsequent securities issuance, the Major Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) promulgated under the Securities Act, and (ii) such subsequent securities issuance is otherwise being offered only to accredited investors.

(e)                            No Major Investor shall have a right of first offer pursuant to this section if (i) immediately following the exercise of such Major Investor’s right of first offer it shall be a Covered Person (as defined below) and (ii) the Major Investor or any of its directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members or any person that would be deemed a beneficial owner of the securities of the Company held by the Major Investor (in accordance with Rule 506(d) of the Securities Act) is subject to any Bad Actor Disqualification, except as set forth in Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Securities Act.  “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including the Company; any predecessor or affiliate of the Company; any director, executive officer, other officer participating in the offering, general partner or managing member of the Company; any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of the sale of the Stock; and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the sale of the Stock (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any Solicitor.

2.4                               Qualified Small Business Stock Status.  The Company agrees to use its best efforts (a) to notify each Major Investor prior to taking any action which could reasonably be expected to prevent the treatment of the Preferred Stock as “Qualified Small Business Stock” within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended, and (b) to allow any Major Investor the opportunity to ask questions of and receive answers from the Company’s executive officers regarding such action.  The Company shall submit to the Internal Revenue Service and the Washington State Franchise Tax Board any reports, forms, schedules or other filings required to be submitted under Section 1202, related Treasury Regulations or required under Washington state laws or regulations pertaining to the issuance of qualified small business stock (collectively, the “Required Reports”).  Upon request, the Company shall submit copies of the Required Reports to any Major Investor.

2.5       Mandatory Offering Exception.  The Company and the Investors agree that (a) SVIC No. 18 New Technology Business Investment L.L.P. or any of its Affiliates (collectively, “Samsung”) shall not be required to purchase any shares in any Mandatory Offering (as defined below) and shall not suffer a Disproportionate Adverse Change in Rights (as defined below) as a result of not purchasing any shares in any Mandatory Offering, and (b) they will not take any action to subject Samsung to a Mandatory Offering or cause Samsung to suffer a Disproportionate Adverse Change in Rights for not participating in a Mandatory Offering.  A “Disproportionate Adverse Change in Rights” means an adverse change in the existing rights of a holder of Preferred Stock (including the conversion of some or all of such holder’s Preferred Stock into Common Stock or another series of Preferred Stock pursuant to an amendment to the Company’s Certificate of Incorporation) in a manner different than the Participating Investors (as defined below).  A “Mandatory Offering” means any financing of the Company pursuant to which a holder of Preferred Stock must acquire, or cause an Affiliate of such holder to acquire, part of the investment amount in the financing in order to avoid a Disproportionate Change in Rights (such an investor, a “Participating Investor”).

2.6                               Reservation of Common Stock.  The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Stock, all Common Stock issuable from time to time upon such conversion.

2.7                               Right to Conduct Activities.  The Company hereby agrees and acknowledges that certain of the Major Investors (together with their Affiliates) are professional investment funds, and as such invest in numerous portfolio companies, some of which may be deemed competitive with the Company’s business (as currently conducted or as currently propose to be conducted).  The Company hereby agrees that, to the extent permitted under applicable law, neither the Major Investors nor any of their Affiliates shall be liable to the Company for any claim arising out of, or based upon, (i) the investment by any Major Investor or any Affiliate of a Major Investor in any entity competitive with the Company, or (ii) actions taken by any partner, officer or other representative of any Major Investor or any Affiliate of a Major Investor to assist any such competitive company, whether or not such action was taken as a member of the board of directors of such competitive company or otherwise, and whether or not such action has a detrimental effect on the Company; provided, however, that the foregoing shall not relieve (x) any of the Major Investors from liability associated with the unauthorized disclosure of the Company’s confidential information obtained pursuant to this Agreement, or (y) any director or officer of the Company from any liability associated with his or her fiduciary duties to the Company.

2.8                               Termination of Covenants.

(a)         The covenants set forth in Sections 2.1, 2.2  and 2.4 shall terminate as to each Holder and be of no further force or effect immediately prior to the consummation of a Qualified IPO.

(b)         The covenants set forth in Section 2.3 shall terminate as to each Holder and be of no further force or effect upon the earlier of (i) immediately prior to the consummation of a Qualified IPO, or (ii) immediately following the consummation of a Liquidation Event (as defined in the Company’s Certificate of Incorporation as may be amended from time to time).

(c)          The covenants set forth in Sections 2.1, 2.2  and 2.4 shall terminate as to each Holder and be of no further force or effect when the Company first becomes subject to the periodic reporting requirements of Sections 13 or 15(d) of the Exchange Act, if this occurs earlier than the events described in Section 2.8(a) above.

3.                                      Miscellaneous.

3.1                               Successors and Assigns.  Except as otherwise provided in this Agreement, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties (including transferees of any of nLight Holdings’ Stock or the Preferred Stock (or any Common Stock issued upon conversion thereof)).  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

3.2                               Amendments and Waivers.  Any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of a majority of the Registrable Securities then outstanding, not including the Founders’ Stock; provided that if such amendment has the effect of affecting the Founders’ Stock (a) in a manner different than securities issued to the Investors and (b) in a manner adverse to the interests of the holders of the Founders’ Stock, then such amendment shall require the consent of the holder or holders of a majority of the Founders’ Stock; provided, further, that (i) if such amendment has the effect of affecting nLight Holdings’ Stock (A) in a manner different than securities issued to the other Investors and (B) in a manner adverse to the interests of the holders of nLight Holdings’ Stock, then such amendment shall require the consent of the holder or holders of a majority of nLight Holdings’ Stock, and (ii) Samsung’s rights under Sections 2.5 and 3.2 may not be amended without the written consent of Samsung; provided, further, that no term of Sections 2.3 or 3.2 may be waived with respect to the Wellington Investors without their express written consent.  Notwithstanding the foregoing, additional purchasers of Series G Preferred pursuant to the Purchase Agreement may become parties to this Agreement as “Investors” and “Holders” by executing a counterpart signature page to this Agreement without any amendment to this Agreement or the consent or approval of any other Holder.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to the Agreement, whether or not such party has signed such amendment or waiver, each future holder of all such Registrable Securities, and the Company.

3.3                               Supersession of Prior Rights Agreement.  The Prior Rights Agreement is hereby superseded in its entirety herein.  This Agreement shall be effective at such time as the Company and the Existing Parties who hold a majority of the Registrable Securities of the Company (excluding the Founders’ Stock) have executed and delivered a signed counterpart of this Agreement.  Upon such execution, all provisions of, rights granted and covenants made in the Prior Rights Agreement shall be amended and restated in their entirety and superseded by the provisions set forth herein.

3.4                               Notices.

(a)         All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand, messenger or courier service addressed.

(b)         if to an Investor, to (and only to) the Investor’s address, facsimile number or electronic mail address as shown in the exhibits to this Agreement or in the Company’s records, as may be updated in accordance with the provisions hereof, and if to Wellington or the Wellington Investors, with a copy (which shall not constitute notice) to Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA  02109, Attention: Jason L. Kropp, Esq.;

(c)          if to a Founder, to that person’s address, facsimile number or electronic mail address as shown in the exhibits to this Agreement or in the Company’s records, as may be updated in accordance with the provisions hereof;

(d)         if to any other holder of Company securities subject to this Agreement, to such address, facsimile number or electronic mail address as shown in the exhibits to this Agreement or in the Company’s records, or, until any such holder so furnishes an address, facsimile number or electronic mail address to the Company, then to the address, facsimile number or electronic mail address of the last holder of such securities for which the Company has contact information in its records; or

(e)          if to the Company, to the attention of the Chief Executive Officer or Chief Financial Officer of the Company at 5408 NE 88th Street, Building E, Vancouver, Washington 98665, or at such other current address as the Company shall have furnished to the Investors or Common Holders or other such holders, with a copy (which shall not constitute notice) to Patrick Schultheis, Wilson Sonsini Goodrich & Rosati, P.C. 701 5th Avenue, Suite 5100, Seattle, Washington 98104.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or two days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

3.5                               Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith.  In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (a) such provision shall be excluded from this Agreement, (b) the balance of the Agreement shall be interpreted as if such provision were so excluded and (c) the balance of the Agreement shall be enforceable in accordance with its terms.

3.6                               Governing Law.  This Agreement and all acts and transactions pursuant hereto shall be governed, construed and interpreted in accordance with the laws of the State of Washington, without giving effect to principles of conflicts of laws.

3.7                               Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

3.8                               Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

3.9                               Aggregation of Stock.  All shares of the Preferred Stock held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

[Signature Page Follows]

The parties have executed this Seventh Amended and Restated Investors’ Rights Agreement as of the date first written above.

COMPANY:

nLIGHT, INC.

By:	/s/ Scott Keeney
Scott Keeney
President and Chief Executive Officer

Address:	5408 NE 88th Street
Building E
Vancouver, Washington 98665

SIGNATURE PAGE TO SEVENTH AMENDED & RESTATED
INVESTORS’ RIGHTS AGREEMENT

FOUNDERS:

/s/ Scott Keeney
Scott Keeney

Address:

Fax Number:

Mark DeVito

Address:

Fax Number:

SIGNATURE PAGE TO SEVENTH AMENDED & RESTATED
INVESTORS’ RIGHTS AGREEMENT

FOUNDERS:

Scott Keeney

Address:

Fax Number:

/s/ Mark DeVito
Mark DeVito

Address:

Fax Number:

SIGNATURE PAGE TO SEVENTH AMENDED & RESTATED
INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

HADLEY HARBOR MASTER INVESTORS (CAYMAN) L.P.

By:	Wellington Management Company LLP, as
investment adviser

By:	/s/ Emily Babalas
Name:	Emily Babalas
Title:	Managing Director and Counsel

Address: c/o Wellington Management Company LLP
Legal and Compliance
280 Congress Street
Boston, MA 02210
Telephone number: (617) 790-7429
Email: seclaw@wellington.com

With a copy (which shall not constitute notice) to:
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, MA 02109
Attention: Jason L. Kropp
Facsimile: +1-617-526-5000
Email: Jason.Kropp@wilmerhale.com

SIGNATURE PAGE TO SEVENTH AMENDED & RESTATED
INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

MOHR, DAVIDOW VENTURES VI, L.P.
as nominee for
Mohr, Davidow Ventures VI, L.P.
MDV VI Leaders’ Fund, L.P.
MDV Entrepreneurs’ Network Fund III (A), L.P. and
MDV Entrepreneurs’ Network Fund III (B), L.P.

By: Sixth MDV Partners, L.L.C., General Partner

By:	/s/ Brett Teele

By:

Name:	Brett Teele

Title:	Authorized Signatory

Address:

SIGNATURE PAGE TO SEVENTH AMENDED & RESTATED
INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

OAK INVESTMENT PARTNERS X, L.P.
By:	Oak Associates X, L.L.C., its general partner

By:	/s/ Bandel L. Carano
Bandel L. Carano, General Partner

OAK X AFFILIATES FUND, L.P.
By:	Oak X Affiliates, LLC, its general partner

By:	/s/ Bandel L. Carano
Bandel L. Carano, General Partner

SIGNATURE PAGE TO SEVENTH AMENDED & RESTATED
INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

MENLO VENTURES IX, L.P.
MENLO ENTREPRENEURS FUND IX, L.P.
MENLO ENTREPRENEURS FUND IX (A), L.P.
MMEF IX, L.P.

By:	MV MANAGEMENT IX, L.L.C.
Their General Partner

By:	/s/ Doug Carlisle
Managing Member

SIGNATURE PAGE TO SEVENTH AMENDED & RESTATED
INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

GREENOVER 2007, LLC

By:	/s/ J. Kelley Williams, Jr.

Name:	J. Kelley Williams, Jr.

Title:	Member, Greenover Managers, LLC, Manager

SIGNATURE PAGE TO SEVENTH AMENDED & RESTATED
INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

PRIVATE MARKET INVESTMENT FUND II, LLC

By:	/s/ Steven M. Dauphin

Name:	Steven M. Dauphin, Member

Title:	By:	Fidelis Capital, LLC
	Its:	Authorized Representative

SIGNATURE PAGE TO SEVENTH AMENDED & RESTATED
INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

OSBORNE 2002 LIVING TRUST

By:	/s/ David D. Osborne

Name:	David D. Osborne

Title:	Trustee

DAVID D. OSBORNE

/s/ David D. Osborne

SIGNATURE PAGE TO SEVENTH AMENDED & RESTATED
INVESTORS’ RIGHTS AGREEMENT

INVESTORS:

DMG MORI CO., LTD.

By:	/s/ Masahiko Mori

Name:	Masahiko Mori

Title:	President

SIGNATURE PAGE TO SEVENTH AMENDED & RESTATED
INVESTORS’ RIGHTS AGREEMENT